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                                                                      EXHIBIT 11

                           BANK OF BOSTON CORPORATION

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                QUARTERS ENDED
                                                                  MARCH 31,
                                                               ----------------
                                                                 1995    1994
                                                               -------- -------
 EARNINGS
  1. Net income.............................................   $125,344 $96,140
  2. Less: Preferred dividends..............................      9,362   9,317
                                                               -------- -------
  3. Net income applicable to primary earnings per common
     share..................................................    115,982  86,823
  4. Add: Interest expense on convertible debentures, net of
     tax....................................................          5   1,061
                                                               -------- -------
  5. Net income applicable to fully diluted earnings per
     common share...........................................   $115,987 $87,884
                                                               ======== =======
 SHARES
  6. Weighted average number of common shares outstanding...    107,278 106,198
  7. Incremental shares from assumed exercise of dilutive
     stock options as of the beginning of the period using
     the treasury stock method..............................        970     589
  8. Incremental shares from assumed conversion of
     debentures at date of issuance.........................      3,572   4,030
                                                               -------- -------
  9. Adjusted number of common shares.......................    111,820 110,817
                                                               ======== =======
 PER SHARE CALCULATION
 10. Primary net income per common share....................   $   1.08 $   .82
     (Item 3 / Item 6); see note below
 11. Fully diluted net income per common share..............   $   1.04 $   .79
     (Item 5 / Item 9); see note below
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Note--Income per common share before extraordinary items, net of tax, on both a primary and fully diluted basis for the quarter ended March 31, 1994 is computed by adding to the numerator $6,535.